Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Bon-Ton Stores, Inc.:
We consent to the use of our reports dated April 16, 2010 with respect to the consolidated balance sheets of The Bon-Ton Stores, Inc. and subsidiaries as of January 30, 2010 and January 31, 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended January 30, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 30, 2010 incorporated by reference herein.
We also consent to the use of our report dated June 29, 2010 with respect to the statement of net assets available for benefits of The Bon-Ton Stores, Inc. Retirement Contribution Plan as of December 31, 2009, the related statement of changes in net assets available for benefits for the year then ended, and the supplemental schedule of assets (held at end of year) as of December 31, 2009 incorporated by reference herein.

/s/ KPMG LLP
Harrisburg, Pennsylvania
August 26, 2010